                                                                    EXHIBIT 99.2

                             [SCI NEWS LETTERHEAD]


FOR IMMEDIATE RELEASE:


                        SERVICE CORPORATION INTERNATIONAL
               FORMS SPECIAL COMMITTEE OF THE BOARD AND ANNOUNCES
                       FACTORS IMPACTING OUTLOOK FOR 2000


HOUSTON, TEXAS, November 23, 1999 . . . Service Corporation International (NYSE:
SRV), the world's largest funeral and cemetery company, announced today its Board of Directors has formed a Special Committee of the Board to expedite the Company's cost reduction, cash flow enhancement and debt reduction initiatives. The Committee is chaired by an outside director, Mr. B. D. Hunter, and includes two additional outside directors and one inside director. As a result of this increased focus, the Company expects to identify additional cost reduction initiatives and other items that will result in charges to earnings during the fourth quarter of 1999. Details of the fourth quarter charges and expected benefits will be announced when quantified and approved by the Committee.

The Company is in the process of completing its internal budgets and outlook for 2000 and while not yet completed, believes that the following items, among others, may adversely impact results for 2000:

o Cemetery trust gains, primarily related to equity portfolios, are not expected to occur at the levels realized historically. The Company currently anticipates that the realized gains and income from the cemetery trust funds will approximate $45 to $50 million in 2000 compared to 1999 projected levels of approximately $70 million.


                                    Page -1-

o Gains on the sales of businesses are not expected to occur in 2000 at the levels experienced previously due to current market conditions. Net gains through the third quarter of 1999 were approximately $16 million.

o The Company routinely sells undeveloped cemetery property when strategically and economically prudent. The Company expects operating earnings in 2000 to be adversely impacted by approximately $10 million versus 1999 levels related to such sales of undeveloped cemetery property.

o The Company expects interest expense to increase by approximately $30 million in 2000, as a result of increased borrowing costs related to its reduced credit rating.

The Company will complete its 2000 budget process over the next several weeks and continues to assess the potential impact of its previously announced strategic revenue, marketing and cash flow initiatives on its funeral and cemetery segments for 2000.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that conveys the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors, which could cause actual results to differ materially from those in forward-looking statements, include, among others, the following:

1) Changes in general economic conditions both domestically and internationally impacting financial markets (e.g. marketable security values, as well as currency and interest rate fluctuations) that could negatively affect the Company, especially the Company's anticipated cemetery trust revenues.


                                    Page -2-

2) Changes in domestic and international political and/or regulatory environments in which the Company operates, including tax and accounting policies. Changes in regulations may impact the Company's ability to expand markets or remain in current markets.

3) Changes in consumer demand and/or pricing for the Company's products and services caused by several factors, such as changes in local death rates, cremation rates, competitive pressures and local economic conditions.

4) Changes in the Company's public credit rating impacting the Company's cost of financing.

5) The Company's ability to sell preneed heritage cemetery property which is usually associated with new customers to the Company's cemeteries.

6) The Company's ability to successfully integrate acquisitions into the Company's business and to realize expected cost savings in connection with such acquisitions.

7) The Company's ability to successfully implement certain previously announced and future cost reduction initiatives, as well as changes in domestic and international political and/or regulatory environments which could negatively effect the implementation of the Company's cost initiatives.

8) The Company's ability to successfully implement certain strategic revenue, marketing and cash flow initiatives which could result in increased volume through its existing facilities and could improve or generate cash flow for the Company.

9) The Company's ability to successfully leverage its substantial purchasing power with certain of the Company's vendors.

10) The ability of the Company, or its critical third party suppliers, to adequately complete "Y2K" preparation efforts. "Y2K" refers to the inability of some computer programs and computer-based microprocessors to correctly interpret the century from a date in which the year is represented by only two digits.

The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.


                                    Page -3-

As of September 30, 1999, SCI affiliates operated 3,823 funeral service locations, 524 cemeteries and 198 crematoria. SCI provides funeral and cemetery services in 20 countries on five continents.

For additional information contact:

SCI:     Debbie E. Fisher - Director / Investor Relations                     Tel:  (713) 525-9088
         Eric D. Tanzberger - Assistant Controller / Investor Relations       Tel:  (713) 525-7768
         W. Cardon Gerner - Vice President / Controller                       Tel:  (713) 525-9121

Other Service Corporation International and press releases are available through Company News On-Call by fax, (800) 758-5804, extension 104532, or at http://www.prnewswire.com or SCI's homepage: http://www.sci-corp.com.


                                    Page -4-